Exhibit 4.1

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR EVIDENCE THAT AN EXEMPTION FROM SUCH REGISTRATION EXISTS.

ORION OFFICE REIT INC.

WARRANT TO PURCHASE SHARES

This Warrant is issued to [●], a Delaware limited liability company (“Arch Street”) by Orion Office REIT Inc., a Maryland corporation (the “Company”), effective as of the Distribution Date.

1.            Purchase of Shares. On the terms and subject to the conditions hereinafter set forth, the holder of this Warrant is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company up to [●] ([●]) shares, as adjusted pursuant to Section 7 below (the “Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Exercise Price (as defined below).

2.            Definitions.

(a)            Change of Control. The term “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions with the Company (including, without limitation, any stock purchase, reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company); or (ii) a sale of all or substantially all of the assets of the Company, unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (solely by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity. For the avoidance of doubt, notwithstanding the foregoing, the transactions contemplated by the Merger Agreement, including the Mergers (as defined in the Merger Agreement) and the distribution of shares of Common Stock (the “Distribution”) to the shareholders of Realty Income Corporation (“Realty Income”) contemplated thereby, shall not be deemed a Change of Control for purposes of this Warrant.

(b)            Distribution Date. The “Distribution Date” means the date the Distribution occurs.

(c)            Exercise Price. The exercise price for the Shares shall be equal to the product of (1) the 30-day volume weighted average per share price of the Common Stock (based on closing price) for the first 30 trading days beginning on the date the shares of the Company’s common stock become listed and tradable on a national stock exchange following the Distribution (the “Initial Listing Date”), multiplied by (2) 1.15, as adjusted for any stock splits, dividends, combinations and the like as provided in Section 7 below (such price, as adjusted from time to time, is herein referred to as the “Exercise Price”).

(d)            Merger Agreement. The term “Merger Agreement” means the agreement and plan of merger, dated as of April 29, 2021, as amended, by and among VEREIT, Inc., VEREIT Operating Partnership, L.P., Realty Income, Rams MD Subsidiary I, Inc., and Rams Acquisition Sub II, LLC.

3.            Change of Control. In the event of a Change of Control, the holder of this Warrant (at the holder’s option) may elect to receive, in regards to any Shares not yet purchased pursuant to the Warrant, an amount, in cash, equal to the difference between the exercise price for such Shares and the price per share of Common Stock that the holder would have received upon consummation of the Change of Control if this Warrant had been exercised for shares of Common Stock prior to such event.

4.            Exercise.

(a)          Method of Exercise. While this Warrant remains outstanding and exercisable, the holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)	the surrender of the Warrant, together with a notice of exercise to the Secretary of the Company at its principal offices, which shall be delivered at least 30 calendar days prior to the requested date of exercise; and

(ii)	the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(iii)	In lieu of exercising this Warrant as specified in this Section 4(a)(ii), the holder may convert this Warrant, in whole or in part, into a number of Shares determined by dividing (A) the aggregate fair market value of the Shares issuable upon exercise of this Warrant (or such applicable lesser number of Shares in the case of a partial exercise) minus the aggregate Exercise Price of such Shares by (B) the fair market value of one Share, rounded down to the nearest whole Share. The fair market value of the Shares shall be the closing price of the Company’s Common Stock reported for the business day immediately before the holder delivers its notice of exercise to the Company.

(b)          Exercise Period. This Warrant shall be immediately exercisable for the Shares upon the date that is 31 trading days after the Distribution Date (the “Effective Date”). This Warrant shall cease to be exercisable upon the expiration of this Warrant pursuant to Section 17 hereof.

(c)          Limitations on Exercise. Notwithstanding anything to the contrary in this Warrant, no exercise of all or a portion of this Warrant shall be permitted if such exercise would violate the restrictions on ownership and transfer set forth in the Company’s Articles of Incorporation then in effect (the “Charter”), including the limits that provide that no Person (as defined in the Charter) may Beneficially Own (as defined in the Charter) or Constructively Own (as defined in the Charter) Common Stock or Capital Stock (as defined in the Charter) of the Company that would cause any Person to own in excess of 9.8% (or such other percentage set forth in the Charter) of the outstanding Common Stock (by value or number of shares, whichever is more restrictive) or more than 9.8% (or such other percentage set forth in the Charter) of the value of the Capital Stock or that would otherwise cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes, in each case, as determined in the sole discretion of the board of directors of the Company (the “Board”).

5.           Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired, shall be issued as soon as practicable thereafter.

6.           Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable.

7.           Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)            Extraordinary Dividends, Subdivisions, Combinations and Other Issuances. If, at any time following the Distribution, the Company declares or pays a non-pro rata dividend or distribution on the shares of Common Stock payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Share acquired, holder shall receive, without additional cost to holder, the total number and kind of securities and property which holder would have received had holder owned the Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of Common Stock by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend or distribution.

(b)            Reclassification, Reorganization and Consolidation. Upon any event whereby all of the outstanding shares of Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(c)            Notice of Adjustment and Certain Events. The Company shall provide the holder with not less than 10 days prior written notice of, including a description of the material facts surrounding, any of the events that would require adjustments pursuant to this Section 7. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate to the holder of this Warrant in accordance with the notice provisions of Section 18. The certificate shall set forth such adjustment or readjustment and indicate the number of shares of Common Stock and the Exercise Price in effect after such adjustment or readjustment.

(d)            For the avoidance of doubt, the terms and conditions of Section 7 shall not apply to, and no adjustment shall be made with respect to, (i) the Distribution or (ii) any dividends or distributions by the Company upon its Common Stock, whether in cash or stock, that are payable to all holders of Common Stock.

8.           No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

9.           Reservation of Shares. During the period between the Effective Date and the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or other securities constituting Shares, free of preemptive or similar rights, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Shares issuable upon the full exercise of this Warrant, and the par value per Share shall at all times be less than or equal to the applicable Exercise Price. If, notwithstanding this Section 9, and not in limitation thereof, at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the required amount for the exercise in full of this Warrant. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall, if required, hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.

10.           Representations of the Company. The Company represents that all necessary actions on the part of the Company, its officers, directors and shareholders for the execution and delivery of this Warrant and the sale and issuance of the Shares have been taken, including actions to obtain listing approval. The Company will pay all original issue and transfer taxes, if any, with respect to the issue and delivery of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith. The Company represents and warrants that no Company shareholder approval is required in connection with the issuance of this Warrant or the Shares issuable upon exercise thereof. This Warrant, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles.

11.          Representations and Warranties by the Holder. The holder of this Warrant represents and warrants to the Company as follows:

(a)            This Warrant and the Shares issuable upon exercise thereof are being acquired for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Act").

(b)            The holder of this Warrant understands that the Warrant and the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) thereof, and that they must be held by the holder indefinitely, and that the holder must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempted from such registration.

(c)            The holder of this Warrant has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Shares purchasable pursuant to the terms of this Warrant and of protecting its interests in connection therewith.

(d)            The holder of this Warrant is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The holder of this Warrant further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the holder of this Warrant or to which such holder has access.

(e)            The holder of this Warrant is able to bear the economic risk of the purchase of the Shares pursuant to the terms of this Warrant.

(f)            The holder of this Warrant is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

12.            Representations and Warranties of Arch Street. Arch Street is a United States person for U.S. federal income tax purposes and has provided an Internal Revenue Service Form W-9 to the Company to that effect.

13.            Restrictive Legend.

The Warrant and Shares (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

The warrant represented by this certificate (the “Warrant”) and the Common Stock issuable upon exercise of the Warrant are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the maintenance of Orion Office REIT Inc. (the “Corporation”) of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock (including through ownership of the Warrant) in excess of the Common Stock Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation (including through ownership of the Warrant) in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); and (iii) no Person may Beneficially Own or Constructively Own Capital Stock (including through ownership of the Warrant) that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock (including through ownership of the Warrant) which causes or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP PROVIDED IN (I), (II) OR (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, IN CERTAIN CIRCUMSTANCES, if the ownership restrictions provided above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Warrants on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

THE WARRANT REPRESENTED BY THIS CERTIFICATE and the Common Stock issuable upon exercise of the Warrant HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH WARRANTS MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE WARRANTS AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE CORPORATION.

The Warrant and the Shares shall not contain any securities act legend: (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) if the Shares are eligible for sale under Rule 144, or (iii) if such securities act legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). If all or any portion of this Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Shares, or if such Shares may be sold under Rule 144 or if such securities act legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Shares shall be issued free of any securities act legend. The Company agrees that following such time as such securities act legend is no longer required under this Section 13 and upon the request of the holder, the Company will, no later than three (3) trading days following the delivery by the holder to the Company of Shares issued with a securities act legend deliver or cause to be delivered to such holder, the Shares free from any securities act legend. The Company will use its best efforts, including delivering an opinion to the Company’s transfer agent at its own expense, to ensure any securities act legend is removed in accordance with this section.

14.          Warrants Non-Transferable.

(a)            This Warrant may not be sold, assigned or otherwise transferred, directly or indirectly (including by operation of law) by the holder hereof, without the express written consent of the Company, except that, subject to the following sentence, Arch Street may transfer (i) the Warrant, in whole or in part, to a single affiliate of Arch Street, including, without limitation, OAP Holdings LLC, or (b) Warrants to purchase up to 300,000 Shares to a single non-affiliate of Arch Street (such transfers in clause (a) and (b), the “Permitted Transfers”). Any sale, transfer or assignment of this Warrant shall be subject to compliance with the terms and conditions of Section 14 and applicable federal and state securities laws, and any purported sale, assignment or transfer in violation of Section 14 shall be null and void.

(b)            Any transfer of this Warrant shall require surrender of this Warrant properly endorsed or accompanied by written instructions of transfer. With respect to any offer, sale or other disposition of this Warrant or the Shares that is not a Permitted Transfer, the holder hereof agrees to give written notice to the Company prior thereto, together with evidence, describing briefly the manner thereof to the effect that such offer, sale or other disposition may be effected without registration or qualification (under the Securities Act as then in effect or any federal or state securities law then in effect) of this Warrant or the Shares and indicating whether or not under the Securities Act certificates for this Warrant or the Shares to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with such law. Upon receiving such written notice and reasonably satisfactory evidence, the Company, as promptly as practicable, shall notify such holder that such holder may sell or otherwise dispose of this Warrant or the Shares, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 14 that the evidence is not reasonably satisfactory to the Company, the Company shall so notify the holder promptly with details thereof after such determination has been made.

(c)            Each certificate representing this Warrant or Shares transferred in accordance with this Section 14 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with such laws, unless the evidence provided demonstrates that such legend is not required in order to ensure compliance with such laws. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(d)            Notwithstanding anything to the contrary in this Warrant, no sale, assignment or other transfer, directly or indirectly (including by operation of law) of all or a portion of this Warrant or the Shares shall be permitted if such sale, assignment or other transfer would violate the restrictions on ownership and transfer set forth in the Charter, including the limits that provide that no Person (as defined in the Charter) may Beneficially Own (as defined in the Charter) or Constructively Own (as defined in the Charter) Common Stock or Capital Stock (as defined in the Charter) of the Company that would cause any Person to own in excess of 9.8% (or such other percentage set forth in the Charter) of the outstanding Common Stock (by value or number of shares, whichever is more restrictive) or more than 9.8% (or such other percentage set forth in the Charter) of the value of the Capital Stock or that would otherwise cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes, in each case, as determined in the sole discretion of the Board.

15.          Registration Rights. The Company agrees that, prior to six months following the Company’s eligibility to use Form S-3 for the registration of securities of the Company, it shall file with the Commission a registration statement on Form S-3, or a prospectus supplement to an existing registration statement on Form S-3 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock that remain issuable by Arch Street upon exercise of this Warrant. The Company shall use its commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter, and shall use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement, and a current prospectus relating thereto, subject to customary black-out periods as reasonably determined by the Company, until the earlier of (a) the expiration of this Warrant, or (b) the Shares issuable upon such exercise shall become freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company. The Holder shall to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration, including all such information as may be requested by the SEC.

16.          No Rights as Shareholder. The holder of this Warrant, as a holder of the Warrant, will not have any voting rights or other rights of a shareholder of the Company until exercise of this Warrant (at which time, the holder of this Warrant shall only have such rights as entitled to the Shares held thereby).

17.          Expiration of Warrant. This Warrant shall be exercisable in whole or in part (on the terms and subject to the conditions of this Warrant), at any time, until (a) for so long as the Arch Street JV (as defined below) remains in full force and effect, the date that is ten years after the Effective Date and(b) if the Arch Street OEP/VER Venture, LLC (the “Arch Street JV”) is terminated pursuant to the terms of the limited liability company agreement of the Arch Street JV, dated January 13, 2020, as may be amended, the earlier of (i) the date that is seven years after the Effective Date, and (ii) the date upon which the Arch Street JV is terminated (the “Expiration Date”).

18.          Notices.

(a)            Any notice, consent, claim, demand, waiver, or other communication under this Warrant have legal effect only if in writing and addressed to a party to the address set forth below (or to such other address or such other person that a party may designate for itself from time to time in accordance with this Section 18). Notices sent in accordance with this Section 17 will be deemed effectively given: (a) when received, if delivered by hand, with signed confirmation of receipt; (b) when received, if sent by a nationally recognized overnight courier, signature required; (c) when sent, if by email, (in each case, with confirmation of transmission), if sent during the addressee's normal business hours, and on the next business day, if sent after the addressee's normal business hours; and (d) on the third day after the date mailed by certified or registered mail, return receipt requested, postage prepaid.

Arch Street:

Arch Street Capital Advisors, LLC

70 West 40th Street, 3rd Floor

New York, New York 10018

Attn: Anup Patel

with a copy to Arch Street’s counsel:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 100365

Attn: Andrew Metcalf

The Company:

Orion Office REIT Inc.

2325 E. Camelback Road, Floor 8

Phoenix, AZ 85016

Attn: Chief Executive Officer

with a copy to the Company’s counsel:

Latham & Watkins LLP

600 Town Center Drive, Suite 2000

Costa Mesa, CA 92626

Attn: William J. Cernius

Darren Guttenberg

19.            Governing Law. This Warrant and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflicts of law provisions of the State of Maryland or of any other state.

20.            Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder. No waiver by the Company or the holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege

21.            Withholding. The Company shall be entitled to deduct and withhold from any Shares issuable or amounts otherwise payable pursuant to this Agreement to the holder such amounts as the Company is required to deduct and withhold under the Code, or any tax law, with respect to such issuance or the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. The holder of the Warrant shall deliver such documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such holder is subject to withholding or information reporting requirements.

22.            Rights and Obligations Survive Exercise of Warrant. Unless otherwise provided herein, the rights and obligations of the Company, of the holder of this Warrant and of the holder of the Shares issued upon exercise of this Warrant, shall survive the exercise of this Warrant.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ORION OFFICE REIT INC.

By:
Name:
Title:

EXHIBIT A

NOTICE OF EXERCISE

TO:	ORION OFFICE REIT INC.

Attention: Chief Executive Officer

1.             The undersigned hereby elects to purchase                      Shares pursuant to the terms of the attached Warrant.

2.	Method of Exercise (Please initial the applicable blank):

The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares being purchased, together with all applicable transfer taxes, if any.

The undersigned elects to exercise the attached Warrant by means of the net exercise provisions of Section 4(a)(iii) of the Warrant.

3.	Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4.            The undersigned hereby represents and warrants that all representations and warranties of the undersigned set forth in Section 11 of the attached Warrant (including Section 11(f) thereof) are true and correct as of the date hereof.

(Signature)

(Name)

(Date)	(Title)

EXHIBIT B

FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                                              the right represented by the attached Warrant to purchase           shares of Common Stock of Orion Office REIT Inc. to which the attached Warrant relates, and appoints             Attorney to transfer such right on the books of                                 , with full power of substitution in the premises.

Dated:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Address:

Signed in the presence of: